Exhibit 99.1

NewStar Completes $200 Million Institutional Term Loan

Financing Rated BB- by Standard & Poor’s

Amends and restates key terms of existing note agreement to

reduce cost, extend maturity and provide additional capital

BOSTON, MASSACHUSETTS May 16, 2013 — NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that it has amended and restated its senior secured notes to increase the amount to $200 million, extend the term to five years and reduce the interest rate among other things. The notes were rated BB- by Standard & Poor’s and NewStar was assigned a BB- corporate rating with a Stable outlook in connection with the transaction.

Key terms of the note agreement have been amended and restated to, among other things:

•

Increase the facility size to $200 million from $125 million (of which $100 million was outstanding), consisting of $170 million of funded term notes and $30 million of delayed draw term loan commitments

•	Extend the final maturity of the facility to May 11, 2018 from August 31, 2016 with a $25 million tranche scheduled to mature May 11, 2017

•	Reduce borrowing costs to Libor plus 4.50% with a 1.00% Libor floor from Libor plus 7.00% with a 1.50% Libor floor

•

Allow for early repayment of the notes subject to a 1% prepayment fee, if repaid from the proceeds of a new financing prior to May 13, 2014, or at par, if from operating cash, other sources or due to change of control

•	Eliminate the borrowing base structure and related restrictive features

•	Add an accordion feature that enables the Company to request up to $100 million of additional notes to be issued under the facility or pari passu with the facility

“Completing a $200 million institutional term loan deal and receiving a BB- rating from S&P represent important new milestones for NewStar as we focus on growth opportunities and strategy options. The notes provide ample capital to support planned growth and significantly improve our financial flexibility, while also improving our cost of funds by replacing higher cost debt,” said NewStar CEO, Tim Conway. “Although we considered a range of available options for this financing including an unsecured debt issuance, we were able to avoid substantially higher issuance costs by amending our existing note agreement. This amendment also adds to our financial flexibility by permitting us to prepay at any time while maintaining our ability to raise incremental secured debt backed by separate pools of collateral,” said NewStar Treasurer, John Frishkopf.

GreensLedge Capital Markets, LLC acted as advisor to NewStar on the transaction.

About NewStar Financial, Inc.:

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, San Francisco CA, and Portland OR. For more detailed information, please visit our website at www.newstarfin.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding NewStar’s capital needs for planned growth and the timing of draws under the facility. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2012 Annual Report on Form 10-K. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

617.848.2558

rbrown@newstarfin.com

NewStar Financial

Brian J. Fischesser

617.848.2512

bfischesser@newstarfin.com